Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Paul Taaffe
(704) 227-3623
ptaaffe@fairpoint.com

Media Contact:
Angelynne Beaudry
(207) 535-4129
aamores@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS
2015 FIRST QUARTER RESULTS

•	Accrued pension and other post-employment benefit obligations declined a combined $680.3 million from December 31, 2014 to March 31, 2015 based primarily on the new collective bargaining agreements

•	Unlevered Free Cash Flow minus Estimated Avoided Costs[1] of $32.9 million for the quarter

•	Adjusted EBITDA minus Estimated Avoided Costs[1] of $61.7 million for the quarter

•	Capital expenditures of $26.4 million for the quarter

•	Net loss of $45.2 million for the quarter

Charlotte, N.C. (May 6, 2015) - FairPoint Communications, Inc. (Nasdaq: FRP) (“FairPoint” or the “Company”), a leading communications provider, today announced its financial results for the first quarter ended March 31, 2015. As previously announced, the Company will hold a conference call and simultaneous webcast to discuss its results today at 8:30 a.m. (EDT).

“Our incumbent workforce is back in place and our trouble loads have been reduced to some of the lowest levels since 2008 as we continue to implement improvements in our operations,” said Paul H. Sunu, Chief Executive Officer.  “Our sales teams are successfully filling the pipeline with new residential and business orders and we continue to invest in and leverage northern New England’s most robust fiber network.  While the impact of the strike and harsh winter weather are evident in our results for the quarter, we remain focused on improving service, managing costs and delivering on our commitment to drive unlevered free cash flow,” Sunu concluded.

Operating Highlights

Two of our collective bargaining agreements that cover approximately 1,700 employees in the aggregate in northern New England expired on August 2, 2014. On October 17, 2014, the two labor unions initiated a work stoppage. On February 22, 2015, the two unions ratified their respective agreements and returned to work on February 25, 2015. Among other items, accrued pension and other post-employment benefit obligations ("OPEB") declined a combined $680.3 million from December 31, 2014 to March 31, 2015 based primarily on these new collective bargaining agreements.

Despite the operational challenges of the strike, the Company experienced revenue growth in business services including advanced data services such as Ethernet, high-capacity data transport and other IP-based services. In the first quarter of 2015, products like FairPoint's retail and wholesale Ethernet service offerings continued to attract new customers and additional cellular towers were connected with fiber.

_________________

1 Unlevered Free Cash Flow minus Estimated Avoided Costs, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures. Additional information regarding the calculation of these non-GAAP measures and a reconciliation to net income (loss) are contained in the attachments to this press release.

Ethernet services contributed approximately $23.0 million of revenue or 10.7% of total revenue in the first quarter of 2015 as compared to $19.9 million or 8.6% of total revenue a year ago, as retail and wholesale Ethernet circuits grew 29.7% year-over-year. Growth in the Company's Ethernet products is expected to continue based on demand from customers like regional banks, healthcare networks and wireless carriers.

As of March 31, 2015, FairPoint had 2,994 employees, a decrease of 172 employees versus a year ago.

Labor Matters

For the three months ended March 31, 2015 and 2014, we recognized $49.5 million and $1.4 million of labor negotiation related expenses, respectively, primarily for contracted services, contingent workforce expenses (including training) and legal, communications and public relations expenses. The $49.5 million was higher than expected due to significant winter storm activity. During the first quarter of 2015, these labor negotiation related expenses were partially offset by estimated lower union employee and vehicle expenses and other related expenses of approximately $27 million.
On February 22, 2015, the membership of both labor unions ratified their respective collective bargaining agreements that expire in August 2018. Highlights of the collective bargaining agreements are as follows:

•
The qualified defined benefit pension plan for represented employees (the "Represented Pension Plan") was closed to new participants and benefits under the prior formula were frozen as of October 14, 2014. For existing participants, future benefit accruals for service on and after February 22, 2015 are at 50% of prior rates and capped at 30 years of total credited service. Pension plan participants on strike received no credited service from October 14, 2014 to February 21, 2015.

•
Post-employment healthcare benefits for active represented employees (the "Represented OPEB Plan") were eliminated as of August 28, 2014. A transitional monthly reimbursement arrangement for eligible represented employees who retire in the first 30 months of the contract period was established (the "Reimbursement Arrangement"). To be eligible for the Reimbursement Arrangement, the represented employee must, among other criteria, have commenced a service pension under the Represented Pension Plan immediately upon termination of employment. The monthly reimbursement amount cannot exceed $800 per retiree, plus an additional $400 for a retiree’s spouse, and may only be paid for reimbursement of medical insurance premiums for coverage of the retiree and spouse. The Reimbursement Arrangement is only available until the retiree reaches the earlier of age 65, or dies, among other limitations, at which time the benefit will cease for the spouse as well. Approximately 290 active represented employees are expected to be eligible to receive benefits under the Reimbursement Arrangement.

•
Represented employees may elect to participate in the National Electrical Contractors Association, Inc. ("NECA") and International Brotherhood of Electrical Workers multi-employer medical plan. For 2015, our contribution is expected to be approximately equal to 79% of the cost had these employees been in our management health plan.

Upon ratification of the collective bargaining agreements on February 22, 2015, a remeasurement of the net obligation of the Represented Pension Plan was required as of that date. The net pension obligation was $166.8 million at March 31, 2015, or a reduction of $46.0 million from $212.8 million at December 31, 2014. The net pension obligation includes the net obligation for management employees, which was not affected by the collective bargaining agreements, in addition to the Represented Pension Plan.

The Represented OPEB Plan was terminated on January 1, 2015. Retirees receiving benefits under the Represented OPEB Plan were transferred to the management post-employment benefit plan on that date. The combined obligations for the remaining post-employment benefit plan and the Reimbursement Arrangement were $107.1 million at March 31, 2015 ($5.1 million in other accrued liabilities and $102.0 million in accrued other post-employment benefit obligations), or a reduction of $634.3 million from $741.4 million at December 31, 2014.

For 2015, we expect an increase to our net long-term deferred tax liabilities on our balance sheet due to a decrease in the deferred income tax asset associated with the qualified pension and post-employment healthcare obligations, partially offset by a decrease in the valuation allowance.

We expect to recognize a net benefit of $167.6 million for the above described other post-employment benefits expense and pension expense ratably over the remainder of 2015, absent any future events that require a remeasurement. Our estimated annualized effective tax is expected to be a benefit due primarily to the impact of the decrease in the valuation allowance. Since the first quarter of 2015 resulted in a pre-tax loss, the application of the annual effective tax rate resulted in tax expense for the first quarter.

We do not expect a change in cash taxes or our net operating loss carryforwards as a result of this remeasurement.

Financial Highlights

First Quarter 2015 as compared to Fourth Quarter 2014

Revenue decreased $3.1 million during the first quarter of 2015 to $214.0 million.

•	Voice services revenue decreased $3.9 million primarily due to fewer lines in service, lower long-distance minutes of use and seasonality.

•
Access revenue increased $1.5 million primarily due to wholesale Ethernet growth, higher revenue assurance activity, lower service quality penalties in the first quarter and increased rates partially offset by the continued loss and conversion of legacy transport circuits.

•	Data and Internet services revenue decreased $0.9 million due to fewer broadband subscribers, partially offset by growth in retail Ethernet revenue.

•	Other services revenue increased $0.2 million.

Operating expenses, excluding depreciation, amortization and reorganization, decreased $11.6 million to $183.3 million in the first quarter of 2015 compared to $194.9 million in the fourth quarter of 2014 primarily due to lower OPEB expense partially offset by higher compensated absences expense. The expense for compensated absences for certain employees is accrued in the first quarter and released as paid time off is incurred.

Adjusted operating expenses were $152.3 million in the first quarter of 2015 compared to $149.7 million in the fourth quarter of 2014. The increase was primarily due to the one-time, non-operating income of $6.7 million from the FairPoint Litigation Trust (the "settlement proceeds") received in the fourth quarter of 2014, partially offset by lower employee expenses (after consideration of Estimated Avoided Costs).

Adjusted EBITDA minus Estimated Avoided Costs decreased $5.8 million to $61.7 million in the first quarter of 2015 compared to $67.5 million in the fourth quarter of 2014. The decrease was primarily driven by the receipt of settlement proceeds of $6.7 million in the fourth quarter and lower revenue in the first quarter offset by decreased operating expenses.

Capital expenditures were $26.4 million in the first quarter of 2015 compared to $27.7 million in the fourth quarter of 2014.

Unlevered Free Cash Flow minus Estimated Avoided Costs, which measures Adjusted EBITDA minus Estimated Avoided Costs less capital expenditures, cash contributions towards our pension plans and cash payments for OPEB, was $32.9 million in the first quarter of 2015 compared to $30.1 million in the fourth quarter of 2014. Unlevered Free Cash Flow minus Estimated Avoided Costs was higher in the first quarter of 2015 primarily due to lower capital expenditures, pension contributions and OPEB payments partially offset by lower Adjusted EBITDA minus Estimated Avoided Costs.

Net loss was $45.2 million in the first quarter of 2015 compared to $43.6 million in the fourth quarter of 2014. The change was primarily due to a decrease in loss from operations of $8.0 million, mainly from lower operating expenses, excluding depreciation, amortization and reorganization, partially offset by lower revenue, as described above, as well as the settlement proceeds received in the fourth quarter of 2014 and lower income tax benefit of $2.6 million in the first quarter compared to the fourth quarter.

Cash was $10.3 million as of March 31, 2015 compared to $37.6 million as of December 31, 2014. The decrease is primarily due to changes in our working capital and the scheduled semi-annual interest payment towards the Company's senior notes in the first quarter. Total gross debt outstanding was $927.2 million as of March 31, 2015, after the regularly scheduled principal payment of $1.6 million on the term loan made during the first quarter of 2015, as compared to $928.8 million as of December 31, 2014. The Company's $75.0 million revolving credit facility was undrawn, with $58.8 million available for borrowing after applying $16.2 million of outstanding letters of credit.

First Quarter 2015 as compared to First Quarter 2014

Revenue was $214.0 million in the first quarter of 2015 compared to $230.6 million a year earlier.

•	Voice services revenue declined $9.0 million resulting from the loss of voice access lines versus a year ago combined with lower long distance usage.

•
Access revenue declined $4.2 million due to the continued loss and conversion of legacy transport circuits to next generation fiber-based services as well as higher service quality penalties in the first quarter of 2015, partially offset by an increase in wholesale Ethernet revenue primarily driven by conversion of legacy cellular tower circuits and higher revenue assurance activity in the first quarter of 2015 compared to the first quarter of 2014.

•
Data and Internet services revenue increased $0.9 million reflecting strength in retail Ethernet services and the mitigating impact of price increases on residential broadband products offsetting subscriber declines.

•	Other services revenue decreased $4.3 million primarily driven by additional revenue from certain special purpose construction projects in the first quarter of 2014.

Operating expenses, excluding depreciation, amortization and reorganization, decreased $15.3 million to $183.3 million in the first quarter of 2015 compared to $198.6 million in the first quarter of 2014 primarily due to lower employee costs related to the striking workforce partially offset by increased labor negotiation related expenses and contracted services.

Adjusted operating expenses were $152.3 million in the first quarter of 2015 compared to $166.4 million a year earlier. The decrease was primarily the result of lower employee costs, direct operating expenses, contracted services and marketing. Lower employee costs primarily resulted from decreased benefits, bonus and salaries due to lower headcount.

Adjusted EBITDA minus Estimated Avoided Costs was $61.7 million in the first quarter of 2015 compared to $64.2 million a year earlier. The decrease is due to lower revenue partially offset by adjusted operating expense savings.

Capital expenditures were $26.4 million in the first quarter of 2015 compared to $28.1 million a year earlier. The decrease is primarily driven by timing and a lower overall 2015 capital plan.

Unlevered Free Cash Flow minus Estimated Avoided Costs of $32.9 million in the first quarter of 2015 increased $4.8 million compared to $28.1 million a year earlier. The increase was due to lower capital expenditures, lower cash contributions towards our pension plans and OPEB payments partially offset by lower Adjusted EBITDA minus Estimated Avoided Costs in the first quarter of 2015.

Net loss was $45.2 million in the first quarter of 2015 compared to $32.2 million in the first quarter of 2014. The change was primarily due to an increase in loss from operations of $2.6 million, mainly from lower operating expenses, excluding depreciation, amortization and reorganization partially offset by lower revenue, as described above, as well as lower income tax benefit of $10.6 million in the first quarter compared to the fourth quarter.

2015 Guidance

For full year 2015, the Company continues to expect to generate $105 million to $125 million of Unlevered Free Cash Flow adjusted for Estimated Avoided Costs in the first quarter. Unlevered Free Cash Flow refers to Adjusted EBITDA minus capital expenditures, pension contributions and cash payments for OPEB. In addition, annual capital expenditures are expected to be less than $120 million and aggregate annual pension contributions and OPEB payments are expected to be approximately $20 million.

Quarterly Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2015, which will be filed with the SEC no later than May 11, 2015. The Company's results for the quarter ended March 31, 2015 are subject to the completion of such quarterly report.

Conference Call Information

As previously announced, FairPoint will hold a conference call and simultaneous webcast to discuss its first quarter 2015 results today at 8:30 a.m. (EDT).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

As an alternative to the webcast, participants can also call (866) 700-6293 (US/Canada) or (617) 213-8835 (international) and enter passcode 55834875 when prompted. The title of the call is the First Quarter 2015 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (888) 286-8010 (US/Canada) or (617) 801-6888 (international) and enter the passcode 89593532 when prompted. The recording will be available from Wednesday, May 6, 2015, at 12:30 p.m. (EDT) through Wednesday, May 13, 2015, at 11:59 p.m. (EDT).

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow and Unlevered Free Cash Flow minus Estimated Avoided Costs, and the adjustments to the most directly comparable GAAP measure used to determine the non-GAAP measures. Management believes Adjusted EBITDA provides a useful measure of covenant compliance and Unlevered Free Cash Flow may be useful to investors in assessing the Company's ability to generate cash and meet its debt service requirements. The maintenance covenants contained in the Company's credit facility are based on Consolidated EBITDA, which is consistent with the calculation of Adjusted EBITDA included in the attachments to this press release.

For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in our credit agreement), costs, expenses and charges related to the renegotiation of labor contracts including, but not limited to, expenses for third-party vendors and losses related to disruption of operations (including any associated penalties under service level agreements and regulatory performance plans) are permitted to be excluded from the calculation. We believe this includes, among others, the costs paid to third-parties for the contingent workforce and service quality penalties due to the disruption of operations. On October 17, 2014, two of our labor unions in northern New England initiated a work stoppage and returned to work on February 25, 2015. As a result, significant union employee and vehicle and other related expenses related to northern New England were not incurred between October 17, 2014 and February 24, 2015 (the "work stoppage period"). Therefore, to assist in the evaluation of the Company's operating performance without the impact of the work stoppage, we estimated the union employee and vehicle and other related expenses using historical data for the work stoppage period by quarter that we believe would have been incurred absent the work stoppage ("Estimated Avoided Costs"). Estimated Avoided Costs is a pro forma estimate only. Actual costs absent the strike may have been different. In the fourth quarter of 2014 and first quarter of 2015, had our incumbent workforce been in place, actual labor costs during the work stoppage period may have been higher than the $33 million and $27 million, respectively, recorded as Estimated Avoided Costs due to significant winter storm activity that increased our service demands; however, those incremental storm-related costs would have been an allowed add back to Adjusted EBITDA under the credit agreement. Estimated employee expenses avoided during the work stoppage period include salaries and wages, bonus, overtime, capitalized labor, benefits, payroll taxes, travel expenses and other employee related costs based on a trailing 12-month average calculated per striking employee per day during the work stoppage period less any actual expense incurred. Estimated vehicle fuel and maintenance expense savings, which resulted from the contingent workforce utilizing their own vehicles, for the work stoppage period were estimated based on a trailing 12-month average of historical costs less actual expense incurred. "Adjusted EBITDA minus Estimated Avoided Costs" and "Unlevered Free Cash Flow minus Estimated Avoided Costs" may be useful to investors in understanding our operating performance without the impact of the two unions' work stoppage.

The Company believes that the non-GAAP measures may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, the non-GAAP measures are useful for investors because they enable them to view performance in a manner similar to the method used by the Company’s management.

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow, Unlevered Free Cash Flow minus Estimated Avoided Costs and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using the non-GAAP measures only supplementally. A reconciliation of Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow and Unlevered Free Cash Flow minus Estimated Avoided Costs to net loss or income is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (Nasdaq: FRP) provides advanced data, voice and video technologies to single and multi-site businesses, public and private institutions, consumers, wireless companies and wholesale re-sellers in 17 states. Leveraging an owned, fiber-core Ethernet network - including more than 16,000 route miles of fiber in northern New England - FairPoint has the network coverage, scalable bandwidth and transport capacity to support enhanced applications, including the next generation of mobile and cloud-based communications, such as small cell wireless backhaul technology, voice over IP, data center colocation services, managed services and disaster recovery. For more information, visit www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates”, "should", "could", "will" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company's plans, objectives, expectations and intentions and other factors, including the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the factors discussed in our Quarterly Report on Form 10-Q for the period ended March 31, 2015. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in expectations or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company's subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company's future performance that represent management's estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company's management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company's independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company's business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company's guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

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FAIRPOINT COMMUNICATIONS, INC.
Supplemental Financial Information
(Unaudited)
(in thousands, except operating and financial metrics)

	1Q15	4Q14	3Q14	2Q14	1Q14
Summary Income Statement:
Revenue:
Voice services	$86,513	$90,413	$94,799	$94,838	$95,495
Access	72,726	71,265	77,112	75,123	76,940
Data and Internet services	43,271	44,207	44,851	44,089	42,343
Other services	11,464	11,237	11,358	11,547	15,779
Total revenue	213,974	217,122	228,120	225,597	230,557
Operating expenses:
Operating expenses, excluding depreciation, amortization and reorganization	183,329	194,857	200,412	180,037	198,582
Depreciation and amortization	55,306	54,909	56,618	55,080	54,071
Reorganization (income) expense (post-emergence)	7	27	12	47	18
Total operating expenses	238,642	249,793	257,042	235,164	252,671
Loss from operations	(24,668)	(32,671)	(28,922)	(9,567)	(22,114)
Other income (expense):
Interest expense	(19,819)	(20,145)	(20,195)	(20,023)	(20,008)
Other income (expense), net	175	7,467	90	(224)	215
Total other expense	(19,644)	(12,678)	(20,105)	(20,247)	(19,793)
Loss from continuing operations before income taxes	(44,312)	(45,349)	(49,027)	(29,814)	(41,907)
Income tax benefit (expense)	(901)	1,725	11,249	7,134	9,670
Net income (loss)	$(45,213)	$(43,624)	$(37,778)	$(22,680)	$(32,237)

Reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to Net Income (Loss):
Net income (loss)	$(45,213)	$(43,624)	$(37,778)	$(22,680)	$(32,237)
Income tax benefit (expense)	901	(1,725)	(11,249)	(7,134)	(9,670)
Interest expense	19,819	20,145	20,195	20,023	20,008
Depreciation and amortization	55,306	54,909	56,618	55,080	54,071
Pension expense (1a)	5,111	3,699	4,892	4,754	4,799
OPEB expense (1a)	(12,008)	15,264	14,941	13,404	13,529
Compensated absences (1b)	12,237	(1,623)	(3,829)	(3,013)	11,313
Severance	358	1,228	264	129	384
Restructuring costs (1c)	7	27	12	47	18
Storm expenses (1d) (4)	—	745	—	(190)	(410)
Other non-cash items, net (1e)	2,733	734	331	(109)	1,131
Loss (gain) on sale of assets	—	27	170	243	10
Labor negotiation related expense (1f)	49,528	51,335	17,142	3,700	1,413
All other allowed adjustments, net (1f)	(99)	(671)	(14)	(20)	(184)
Adjusted EBITDA (1) (3)	88,680	100,470	61,695	64,234	64,175
Estimated Avoided Costs (2)	(27,000)	(33,000)	—	—	—
Adjusted EBITDA minus Estimated Avoided Costs (2) (3)	$61,680	$67,470	$61,695	$64,234	$64,175
Adjusted EBITDA minus Estimated Avoided Costs Margin (2)	28.8%	31.1%	27.0%	28.5%	27.8%

Adjusted EBITDA (1) (3)	$88,680	$100,470	61,695	64,234	64,175
Pension contributions	(1,200)	(7,373)	(7,038)	(6,895)	(6,960)
OPEB payments	(1,149)	(2,280)	(1,398)	(1,068)	(1,062)
Capital expenditures	(26,430)	(27,714)	(28,798)	(34,900)	(28,077)
Unlevered Free Cash Flow (3)	59,901	63,103	24,461	21,371	28,076
Estimated Avoided Costs (2)	(27,000)	(33,000)	—	—	—
Unlevered Free Cash Flow minus Estimated Avoided Costs (2)	$32,901	$30,103	$24,461	$21,371	$28,076

	1Q15	4Q14	3Q14	2Q14	1Q14
Reconciliation of Adjusted EBITDA to Revenue:
Total revenue	$213,974	$217,122	$228,120	$225,597	$230,557
Operating expenses, excluding depreciation, amortization and reorganization	$183,329	$194,857	$200,412	$180,037	$198,582
Pension expense (1a)	(5,111)	(3,699)	(4,892)	(4,754)	(4,799)
OPEB expense (1a)	12,008	(15,264)	(14,941)	(13,404)	(13,529)
Compensated Absences (1b)	(12,237)	1,623	3,829	3,013	(11,313)
Severance	(358)	(1,228)	(264)	(129)	(384)
Storm expenses (1d) (4)	—	(745)	—	190	410
Other non-cash items, net (1e)	(2,809)	(830)	(577)	110	(1,171)
Labor negotiation related expense (1f)	(49,528)	(51,335)	(17,142)	(3,700)	(1,413)
All other allowed adjustments, net (1f)	—	—	—	—	(1)
Settlement proceeds (3)	—	(6,727)	—	—	—
Adjusted operating expenses, excluding depreciation, amortization and reorganization	$125,294	$116,652	$166,425	$161,363	$166,382
Adjusted EBITDA (1) (3)	$88,680	$100,470	$61,695	$64,234	$64,175
Estimated Avoided Costs (2)	(27,000)	(33,000)	—	—	—
Adjusted EBITDA minus Estimated Avoided Costs (2)	$61,680	$67,470	$61,695	$64,234	$64,175

Adjusted operating expenses, excluding depreciation, amortization and reorganization	$125,294	$116,652	$166,425	$161,363	$166,382
Estimated Avoided Costs (2)	27,000	33,000	—	—	—
Adjusted operating expenses, excluding depreciation and amortization plus Estimated Avoided Costs (2)	$152,294	$149,652	$166,425	$161,363	$166,382

Select Operating and Financial Metrics:
Residential lines	452,302	467,561	484,346	502,759	516,106
Business lines (5)	279,804	283,490	287,206	290,246	290,384
Wholesale lines (6)	53,237	54,195	54,386	55,569	58,605
Total lines	785,343	805,246	825,938	848,574	865,095
% change y-o-y	(9.2)%	(8.5)%	(7.9)%	(7.1)%	(6.7)%
% change q-o-q	(2.5)%	(2.5)%	(2.7)%	(1.9)%	(1.6)%

Broadband subscribers (7)	318,378	321,624	329,494	333,421	331,538
% change y-o-y	(4.0)%	(2.5)%	(0.4)%	0.2%	0.4%
% change q-o-q	(1.0)%	(2.4)%	(1.2)%	0.6%	0.5%
penetration of lines	40.5%	39.9%	39.9%	39.3%	38.3%

Access line equivalents	1,103,721	1,126,870	1,155,432	1,181,995	1,196,633
% change y-o-y	(7.8)%	(6.8)%	(5.8)%	(5.2)%	(4.8)%
% change q-o-q	(2.1)%	(2.5)%	(2.2)%	(1.2)%	(1.1)%

Retail Ethernet	5,831	5,611	5,447	5,156	4,875
Wholesale Ethernet	7,298	7,027	6,234	5,570	5,248
Ethernet Circuits	13,129	12,638	11,681	10,726	10,123
% change y-o-y	29.7%	32.8%	37.5%	48.3%	56.6%
% change q-o-q	3.9%	8.2%	8.9%	6.0%	6.4%

Employee Headcount	2,994	3,052	3,088	3,160	3,166
% change y-o-y	(5.4)%	(3.8)%	(3.0)%	(2.9)%	(4.7)%

(1) For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in the Company's credit agreement), the Company adjusts net (loss) income for interest, income taxes, depreciation and amortization, in addition to:
a) the add-back of aggregate pension and other post-employment benefits (OPEB) expense,
b) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual,
c) the add-back of costs related to the reorganization, including professional fees for advisors and consultants,
d) the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance,
e) the add-back of other non-cash items, including stock compensation expense, except to the extent they will require a cash payment in a future period, and
f) the add-back (or subtraction) of other items, including facility and office closures, labor negotiation expenses (including losses related to disruption of operations), non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.

(2) See "Use of Non-GAAP Financial Measures" above for information regarding the calculation. The first quarter of 2015 represents 39 business days of estimated avoided costs compared to 54 business days of estimated avoided costs in the fourth quarter of 2014.
(3) On January 24, 2011, the FairPoint Litigation Trust (the "Trust") was created and the Company transferred to the Trust the Litigation Trust Claims, as defined in the FairPoint Litigation Trust Agreement among the Company, its subsidiaries and the trustee. The Trust thereafter settled its claims. On October 16, 2014, we received payment from the settlement proceeds and recorded one-time, non-operating income of $6.7 million, which is included in the calculation of Adjusted EBITDA.
(4) While there are no costs reflected on this line item for the first quarter of 2015, we believe the impact is captured in our labor negotiation related expense through incremental contracted services.
(5) Business access lines include Hosted Voice seats.
(6) Wholesale access lines include Resale and UNE-P, but exclude UNE-L and special access circuits.
(7) Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband, but exclude Ethernet and other high-capacity circuits.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
March 31, 2015 and December 31, 2014
(in thousands, except share data)

	March 31, 2015	December 31, 2014
	(unaudited)
Assets:
Cash	$10,316	$37,587
Accounts receivable, net	70,109	71,545
Prepaid expenses	22,732	25,360
Other current assets	3,476	5,406
Deferred income tax, net	9,824	7,638
Total current assets	116,457	147,536
Property, plant and equipment, net	1,187,946	1,213,729
Intangible assets, net	92,129	94,879
Restricted cash	651	651
Other assets	2,999	3,214
Total assets	$1,400,182	$1,460,009

Liabilities and Stockholders' Equity/(Deficit):
Current portion of long-term debt	$6,400	$6,400
Current portion of capital lease obligations	612	627
Accounts payable	51,140	62,985
Claims payable and estimated claims accrual	216	216
Accrued interest payable	3,415	9,978
Accrued payroll and related expenses	33,198	25,218
Other accrued liabilities	48,429	47,147
Total current liabilities	143,410	152,571
Capital lease obligations	1,017	962
Accrued pension obligations	166,847	212,806
Accrued other post-employment benefit obligations	101,971	735,351
Deferred income taxes	37,665	35,231
Other long-term liabilities	19,910	21,131
Long-term debt, net of current portion	901,682	902,241
Total long-term liabilities	1,229,092	1,907,722
Total liabilities	1,372,502	2,060,293
Stockholders' equity/(deficit):
Common stock, $0.01 par value, 37,500,000 shares authorized, 26,876,280 and 26,710,569 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	269	267
Additional paid-in capital	518,719	516,080
Retained deficit	(843,221)	(798,008)
Accumulated other comprehensive income/(loss)	351,913	(318,623)
Total stockholders' equity/(deficit)	27,680	(600,284)
Total liabilities and stockholders' equity/(deficit)	$1,400,182	$1,460,009

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three Months Ended March 31, 2015 and 2014
(Unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Revenues	$213,974	$230,557
Operating expenses:
Cost of services and sales, excluding depreciation and amortization (1)	134,381	115,566
Selling, general and administrative expense, excluding depreciation and amortization (2)	48,948	83,016
Depreciation and amortization	55,306	54,071
Reorganization related income	7	18
Total operating expenses	238,642	252,671
Loss from operations	(24,668)	(22,114)
Other income (expense):
Interest expense	(19,819)	(20,008)
Other	175	215
Total other expense	(19,644)	(19,793)
Loss before income taxes	(44,312)	(41,907)
Income tax benefit/(expense)	(901)	9,670
Net loss	$(45,213)	$(32,237)

Loss per share, basic	$(1.70)	$(1.22)

Loss per share, diluted	$(1.70)	$(1.22)

(1) Cost of services and sales increased $18.8 million to $134.4 million in the first quarter of 2015 compared to $115.6 million in the first quarter of 2014 primarily due to increased labor negotiation related expenses and contracted services partially offset by lower employee expenses related to the striking workforce.

(2) Selling, general and administrative expense decreased $34.1 million to $48.9 million in the first quarter of 2015 compared to $83.0 million in the first quarter of 2014 due to lower employee expenses, primarily OPEB expense, partially offset by increased labor negotiation related expenses.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Three Months Ended March 31, 2015 and 2014
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(45,213)	$(32,237)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	577	(10,032)
Provision for uncollectible revenue	2,359	2,175
Depreciation and amortization	55,306	54,071
Other post-employment benefits	(13,157)	12,467
Qualified pension	3,911	(2,161)
Loss on abandoned projects	3	35
Stock-based compensation	2,857	2,059
Other non-cash items	1,021	(36)
Changes in assets and liabilities arising from operations:
Accounts receivable	(923)	8,101
Prepaid and other assets	4,557	3,536
Restricted cash	—	443
Accounts payable and accrued liabilities	(1,948)	(11,857)
Accrued interest payable	(6,563)	(6,563)
Other assets and liabilities, net	(1,996)	(1,244)
Total adjustments	46,004	50,994
Net cash provided by operating activities	791	18,757
Cash flows from investing activities:
Net capital additions	(26,430)	(28,077)
Distributions from investments and proceeds from the sale of property and equipment	195	265
Net cash used in investing activities	(26,235)	(27,812)
Cash flows from financing activities:
Repayments of long-term debt	(1,600)	(1,600)
Proceeds from exercise of stock options	4	3
Repayment of capital lease obligations	(231)	(345)
Net cash used in financing activities	(1,827)	(1,942)
Net change	(27,271)	(10,997)
Cash, beginning of period	37,587	42,700
Cash, end of period	$10,316	$31,703